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AYP Capital, Inc.
BALANCE SHEET
As of September 30, 1996


Current Assets
   Cash, FNB of Maryland                  891,839.18
   Account Recv, Other                     57,138.03
   Account Recv, Affiliates                34,557.37
   Total Current Assets                   983,534.58

Property and Equipment
   Nonutility Property                    301,985.86
   Accum Deprec, Nonutility Prop           (4,020.80)
   Total Property and Equipment           297,965.06

Other Long-Term Assets
   Invst in AYP Energy, net             1,094,291.50
   Invst in ACC, Inc., net                 16,550.11
   Invst in EnviroTech, net               571,147.46
   Invst in LAEEF I, net                1,957,314.14
   Invst in APS Cogenex, net              209,314.41
   Invst in FondElec GP, net               34,903.94
   Total Other Assets                   3,883,521.56

   Total Assets                         5,165,021.20

Current Liabilities
   Accounts Payable, Other                    829.49
   Accounts Payb, Affiliates              256,816.73
   Taxes Payable                          368,356.93
   Other Current Liabilities                  200.40
   Total Current Liabilities              626,203.55

Long-Term Liabilities
   Total Long-Term Liabilities                  0.00

   Total Liabilities                      626,203.55

Capital
   Common Stock Issued*                     1,000.00
   Other Paid-In Capital                5,558,194.06
   Retained Egs, Unappropriated          (572,037.57)
   Net Income                            (448,338.84)
   Total Capital                        4,538,817.65

   Total Liabilities & Capital          5,165,021.20

*$10 par,  1,000 shares authorized,  100 shares outstanding.

Unaudited